Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Reports First Quarter Results; Notes $21 Million in Loan Growth
NARBERTH, PA—(Marketwire — May 15, 2009) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) (“Royal”), announced results for the first quarter of 2009.
Royal Bank America, the largest subsidiary of Royal, reported a net loss for the quarter of $2.3 million after adding an additional $2.8 million pre-tax in the provision for loan losses.
Royal Investments of Delaware, a wholly owned subsidiary of the holding company, reported a non-cash charge of $4.2 million due to an impairment charge related to certain equity securities held in its available-for-sale (AFS) investment portfolio, which contributed to a $4.4 million loss for the quarter. This impairment does not impact capital ratios at Royal Bank America or Royal Asian Bank, both of which remain above the levels required to be considered “well-capitalized” according to regulatory standards at March 31, 2009.
Overall, on a consolidated basis Royal reported a net loss for the three months ended March 31, 2009 of $6.8 million or $0.53 basic and diluted loss per share, compared to net income of $1.0 million, or $0.08 basic and diluted earnings per share, for the same period in 2008.
Gross loans and leases for the quarter increased $21 million, a 12% annualized increase, to $721.7 million before adjustments for the transfer of loans to ORE and charge-offs.
Comments from Robert R. Tabas, Chairman and CEO regarding results for the quarter:
“We continue to be disappointed by our earnings and it remains clear we are still feeling the effects of this extreme recessionary environment. Positive signs are beginning to appear in our core business and especially in lending. Our plan to move the bank forward is gaining traction and we are confident that once the economy begins to show signs of life we will be well positioned.”
Comments from Robert R. Tabas, Chairman and CEO regarding increase in lending activity:
“Lending continues to be the engine that drives our bank and we noted a $21 million increase in gross loans and leases since year-end. A significant portion of this growth has been due to the momentum we have gained from the launch of our small business lending campaign, Spur The Economy, and its associated micro-site www.SpurTheEconomy.com.”

Comments from Robert R. Tabas, Chairman and CEO regarding loan quality:
“Significant changes made in our lending and credit policies have to date proven effective in shielding us from many of the perils still inherent in our economy. In fact, the quality of loans we are approving in 2008 and 2009 are such that to date not a single one has become impaired.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As “The Region’s Premier Commercial Lender,” Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months
	Ended Mar. 31st
	2009	2008
(in thousands, except for earnings per share)	(Unaudited)	(Unaudited)
Interest Income	$16,354	$20,072
Interest Expense	9,285	10,173

Net Interest Income	7,069	9,899
Provision for Loan Losses	2,797	3,281

Net Interest Income after Provision	4,272	6,618
Non Interest (Loss)/Income	(3,583)	1,292
Non Interest Expense	7,226	6,604

(Loss)/Income before Taxes	(6,537)	1,306
Income Tax Expense (Benefit)	0	116

Net (Loss)/Income	(6,537)	1,190
Less Net Income attributable to noncontrolling interest	216	147
Net (Loss)/Income attributable to Royal Bancshares	$(6,753)	$1,043

(Loss) Earnings per share — basic	$(0.53)	$0.08

SELECTED RATIOS:
Return on Average Assets	-2.3%	0.3%
Return on Average Equity	-28.6%	2.9%
Average Equity to Assets	7.9%	12.0%
Book Value Per Share	$5.72	$10.83
CONDENSED BALANCE SHEET

	Mar. 31, 2009	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)
Cash and Cash Equivalents	$41,355	$14,259
Investment Securities	388,111	361,254
Loans & Leases (net)	680,144	672,081
Premises and Equipment (net)	25,954	25,853
Accrued Interest receivable	14,332	13,580
Other Assets	103,078	88,559

Total Assets	$1,252,974	$1,175,586

Deposits	812,140	760,068
Borrowings	286,444	288,031
Other Liabilities	22,336	20,128
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	104,166	79,687
Noncontrolling Interest	2,114	1,898

Total Equity	106,280	81,585

Total Liabilities and Equity	$1,252,974	$1,175,586

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”